Exhibit 99.1
COLEMAN CABLE, INC. ANNOUNCES PLANNED CONSOLIDATION
OF WOODS’ U.S. DISTRIBUTION FACILITIES
WAUKEGAN, Ill. — January 17, 2008 — Coleman Cable, Inc. (Nasdaq: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”) announced today plans to consolidate the recently-acquired distribution and headquarters facilities of Woods Industries, Inc. (“Woods U.S.” or “Woods”), with those of Coleman. The facilities were acquired in connection with the Company’s acquisition of Woods U.S. in November 2007, and their consolidation represents the first component of the Company’s overall plan to capture the expected long-term benefits to be derived from the Woods acquisition, as discussed at the time of the acquisition.
The plan announced today involves the closure and relocation of activities currently conducted within Woods’ Indianapolis, Indiana distribution and headquarters facilities, and is expected to be largely complete by the end of second quarter of 2008. It is estimated that total net cash expenditures of approximately $2.4 million to $3.4 million will be paid in connection with these activities, primarily facility-closure and severance-related costs. The total amount to be paid and timing of payments is dependent upon various factors including the settlement of related facility leases, as well as employee acceptance of severance and relocation offers.
“Combining Woods’ and Coleman’s distribution capabilities represents the first of what we believe are many synergies to be obtained from the acquisition, with the net financial benefit derived from this move being part of the overall $10 million in additional operating income we anticipate in 2008 from the addition of Woods,” said Gary Yetman, Coleman President and CEO. He added, “We plan to execute efficiently and effectively in consolidating these operations to obtain the projected cost savings while maintaining the service levels expected by our Woods customers.”
For financial reporting purposes, the majority of the cash expenditures are expected to be treated as a purchase accounting adjustment with the remainder accounted for as a restructuring or operating expense, although the ultimate accounting treatment is subject to further review and analysis.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. The company is located at 1530 Shields Drive, Waukegan, IL 60085.
Various statements included in this release regarding the Woods consolidation plan, its expected financial and operating effects, its timing and completion and any other statements about Coleman Cable, Inc.’s (“Coleman”) future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors out of our control that could cause the actual results of the consolidation plan to differ materially from those indicated by such forward-looking statements, including: the ability to realize the anticipated benefits of the plan; unknown circumstances regarding the Woods business; changes in government regulation, failure to manage the integration of the Woods business and other risks that are set forth in Coleman’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
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